Exhibit (i)(38)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 26, 2017

Voya Mutual Funds
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed today by Voya Mutual Funds (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of Class T shares of beneficial interest (the “Shares”) of Voya Diversified Emerging Markets Debt Fund, Voya Global Corporate Leaders 100 Fund, Voya Global Equity Fund, Voya Global High Dividend Low Volatility Fund, Voya Global Perspectives Fund, Voya Global Real Estate Fund, Voya Global Bond Fund, and Voya International Real Estate Fund.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares.  In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.  We assume that upon sale of the Shares by the Trust, the Trust will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Richards, Layton & Finger, PA insofar as such opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction.  We are providing a copy of that opinion together with this opinion, which is subject to the same assumptions as those set forth in the opinion of Richards, Layton & Finger, PA.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue the Shares, and that, when such Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP